Exhibit 2

                      COMPANY STOCKHOLDER VOTING AGREEMENT


         COMPANY STOCKHOLDER VOTING AGREEMENT, dated as of June 1, 1999 (this "Agreement"), by and among WESTWOOD ONE, INC., a Delaware corporation ("Parent"), and each of the other signatories hereto (each, a "Stockholder" and, collectively, the "Stockholders").

         WHEREAS, concurrently herewith, Parent, Copter Acquisition Corp., a Delaware corporation ("Merger Sub"), and Metro Networks, Inc. a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"; capitalized terms used without definition herein having the meanings ascribed thereto in the Merger Agreement);

         WHEREAS, among other things, the Merger Agreement provides for the merger (the "Merger") of Merger Sub into the Company and the Share Issuance pursuant thereto;

         WHEREAS, each Stockholder is the record and beneficial owner of the number of shares ("Shares") of each class of capital stock of the Company entitled to vote ("Voting Stock") set forth opposite such Stockholder's name in
Schedule I hereto;

         WHEREAS, approval and adoption of the Merger Agreement by the Company's stockholders is required in order to consummate the Merger;

         WHEREAS, the Board of Directors of the Company has, prior to the execution of this Agreement, duly and validly approved and adopted the Merger Agreement and has resolved and agreed to recommend to its stockholders that they approve and adopt the Merger Agreement, and such approval, adoption, resolution and agreement has not been withdrawn;

         WHEREAS, the Stockholders are executing this Agreement (i) as an inducement to Parent to enter into and execute the Merger Agreement and (ii) in reliance upon the representations, warranties, agreements and covenants of Parent set forth in the Merger Agreement; and

         WHEREAS, a certain holder of shares of Parent capital stock is concurrently executing the Parent Stockholder Voting Agreement pursuant to which such holder is agreeing to vote for the Share Issuance as an inducement to the Company to enter into and execute the Merger Agreement.

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                  Section 1. Agreement to Vote.

                  Each Stockholder hereby agrees (for itself and not as to any other Stockholder) that, during the term of this Agreement, such Stockholder shall, from time to time, at any meeting (whether annual or special and whether



NY2:\522952\07\B7$G07!.DOC\80764.0005
or not an adjourned or postponed meeting) of stockholders of the Company, however called, or in connection with any written consent of the holders of Voting Stock, in either case, prior to the earlier of the Effective Time and the termination of this Agreement, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum, and such Stockholder shall vote or consent (or cause to be voted or consented), in person or by proxy, all Shares, and any other voting securities of the Company (whether acquired heretofore or hereafter) that are beneficially owned by such Stockholder or its wholly-owned Affiliates or as to which such Stockholder has, directly or indirectly, the right to vote or direct the voting, in favor of the approval and adoption of the Merger Agreement. Each Stockholder agrees, during the period commencing on the date hereof and ending on the earlier of the Effective Time and the termination of this Agreement, not to, and not to permit any of its wholly-owned Affiliates to, vote or execute any written consent in lieu of a stockholders meeting or vote of the Company, if such consent or vote by the stockholders of the Company would be inconsistent with or frustrate the purposes or terms this Agreement or the Merger Agreement.

                  In furtherance and not in limitation of the foregoing, each Stockholder hereby grants to, and appoints, Parent and each of Farid Suleman and Joel Hollander in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such officer of Parent, and any other designee of Parent, each of them individually, its irrevocable proxy and attorney-in-fact (with full power of substitution) to vote the Shares as indicated in this Section 1. Each Stockholder intends this proxy to be irrevocable and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy.

                  Each Stockholder hereby revokes any and all previous proxies with respect to its Shares or any other voting securities of the Company that may relate to the approval of the Merger Agreement.

Section 2. Capture. In order to induce Parent and Merger Sub to enter into the Merger Agreement, each of the Stockholders hereby agrees to the matters set forth in this Section 2 with respect to the number of shares of Voting Stock set forth opposite such Stockholder's name on Schedule I hereto, and all other shares of Voting Stock acquired by such Stockholder after the date of this Agreement (collectively, the "Subject Shares"):

                  (a) In the event that the Merger Agreement shall have been terminated under circumstances where Parent is entitled to receive a Termination Fee, each Stockholder shall pay to Parent on demand, an amount in cash or Voting Stock (or securities into which such Voting Stock becomes convertible pursuant to the consummation of a Company Acquisition Proposal), at such Stockholder's election, equal to all Profit (as defined below) of such Stockholder from the consummation of any Company Acquisition Proposal that is consummated within twelve months or, if entered into within twelve months, consummated within eighteen months of such termination. The "Profit" of any Stockholder from any Company Acquisition Proposal shall equal 60% of the sum of (i) the aggregate consideration received by such Stockholder pursuant to such Company Acquisition Proposal, valuing any non-cash consideration (including any residual interest in


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
the Company) at its fair market value on the date of such consummation plus (ii) the fair market value, on the date of disposition, of all Subject Shares of such Stockholder disposed of after the termination of the Merger Agreement and prior to the date of such consummation less (iii) the fair market value of the aggregate consideration that would have been paid or payable to such Stockholder if he had received the Merger Consideration and/or Parent Series A Preferred Stock (based on the fair market value of Parent Common Stock to which such Parent Series A Preferred Stock would be convertible into) pursuant to the Merger Agreement as originally executed, valued as of immediately prior to the first public announcement by the Company of its intention to terminate the Merger Agreement to pursue a Superior Proposal or by any party making a Company Acquisition Proposal (whichever is lower).

                  (b) In the event that (i) prior to the Effective Time, a Company Acquisition Proposal shall have been made and (ii) the Effective Time of the Merger shall have occurred and Parent for any reason shall have increased the amount of Merger Consideration payable, or the value of the Parent Series A Preferred Stock exchangeable, over that set forth in the Merger Agreement in effect on the date hereof (the "Original Merger Consideration"), each Stockholder shall pay to Parent on demand an amount in cash equal to the product of (A) the number of Subject Shares of such Stockholder and (B) 60% of the excess, if any, of (1) the per share cash consideration or the per share fair market value of any non-cash consideration, determined as of the Effective Time of the Merger as the case may be, actually received by the Stockholder as a result of the Merger, over (2) the fair market value of the Original Merger Consideration determined as of the time of the first increase in the amount of the Original Merger Consideration.

                  (c) For purposes of this Section 2, the fair market value of any non-cash consideration consisting of:

                  (i) securities listed on a national securities exchange or traded on the Nasdaq National Market shall be equal to the average closing price per share of such security as reported on such exchange or Nasdaq National Market for the five trading days before and after the date of determination; and

                  (ii) consideration which is other than cash or securities of the form specified in clause (i) of this Section 2(c) shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within ten (10) business days of the event requiring selection of such banking firm; provided, however, that if the parties are unable to agree within two (2) business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination; provided further, that the fees and expenses of such investment banking firm shall be borne equally by Parent, on the one hand, and the Stockholders, on the other hand. The determination of the investment


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
                           banking firm shall be binding upon the parties.

                  (d) Any payment under this Section 2 shall (i) if paid in cash, be paid by wire transfer of same day funds to an account designated by Parent and (ii) if paid through a transfer of securities, be paid through delivery of such securities, suitably endorsed for transfer.

                  Section 3. Restriction on Transfer, Proxies and Non-Interference. Except as contemplated by this Agreement, each Stockholder agrees not to, directly or indirectly, (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition (each, a "Disposition") of, any or all of the Shares or any interest therein; (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect, or have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations under this Agreement or the Company from performing the Company's obligations under the Merger Agreement.

                  Section 4. Restriction on Transfer of Shares of Parent Common Stock. Each Stockholder agrees not to effect any Disposition during any of the first three 12-month periods (i.e., 3 years) following the Effective Time of an aggregate number of shares of Parent Common Stock in excess of 33 1/3% of the number of shares of Parent Common Stock received by such Stockholder in the Merger. Notwithstanding anything to the contrary in this Agreement, a Disposition shall not include the exercise of options, and the sale of shares issuable upon the exercise of such options, by a Stockholder or the repayment of shares subject to a stock loan and pledge agreement.

                  Section 5. Non-Solicitation. Each Stockholder shall comply in all respects with the non-solicitation and other provisions of Section 5.5 of the Merger Agreement and the other provisions of the Merger Agreement related thereto, and shall not take any of the actions or do any of the things restricted or otherwise prohibited thereby.

                  Section 6. Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of its obligations under this Agreement.

                  Section 7. Representations and Warranties of Parent. Parent represents and warrants to each Stockholder as follows:

                  (a) This Agreement has been approved by the Board of Directors of Parent, representing all necessary corporate action on the part of Parent for


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the execution and performance hereof and thereof by Parent (no action by the stockholders of Parent being required).

                  (b) This Agreement has been duly executed and delivered by a duly authorized officer of Parent.

                  (c) This Agreement constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms.

                  (d) The execution and delivery of this Agreement by Parent does not violate or breach, and will not give rise to any violation or breach, of Parent's charter or bylaws, or, except as will not materially impair its ability to effectuate, carry out or comply with all of the terms of this Agreement or the Merger Agreement, any Law, Governmental Entity approval or contract by which Parent or its subsidiaries or their respective assets or properties may be bound.

                  Section 8. Representations and Warranties of the Stockholders. Each Stockholder, as to such Stockholder only, represents and warrants to Parent as follows:

                  (a) Schedule I sets forth, opposite each Stockholder's name, the number and type of Shares of which such Stockholder is the record or beneficial owner and the number of votes per share to which the Stockholder is entitled with respect to the Merger Agreement. Such Stockholder is the lawful owner of such Shares, free and clear of all liens, charges, options, rights, encumbrances, stockholders agreements, voting agreements, agreements to transfer or otherwise dispose of such Shares and commitments of every kind, other than this Agreement and as disclosed in Schedule II and has the sole power to vote (or cause to be voted) the Shares as set forth in this Agreement. Except as set forth on such Schedule I, neither such Stockholder nor any of its Affiliates owns or holds any rights to acquire any additional shares of any class of Voting Stock or other securities of the Company or any interest therein or any voting rights with respect to any additional shares of any class of Voting Stock or any other securities of the Company.

                  (b) This Agreement has been duly executed and delivered by a duly authorized officer of such Stockholder or, if the Stockholder is a natural person, the Stockholder has the legal capacity to execute this Agreement.

                  (c) This Agreement constitutes the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms.

                  (d) The execution and delivery of this Agreement by such Stockholder do not violate or breach, and will not give rise to any violation or breach, of such Stockholder's charter, by-laws, trust instrument or partnership agreement, to the extent applicable, or, except as will not materially impair the ability of such Stockholder to effectuate, carry out or comply with all of the terms of this Agreement, any Law, third party consent, approval, filing, registration or similar requirement of any Governmental Entity or any agreement or contract by which such Stockholder or its assets or properties are bound.


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
                  Section 9. Effectiveness and Termination. In the event the Merger Agreement is terminated in accordance with its terms or immediately upon the Effective Time, this Agreement shall automatically terminate and be of no further force or effect, except that the provisions of Section 2 hereof shall survive any such termination. Upon such termination, except for any rights any party may have in respect of any breach by any other party of its obligations hereunder, none of the parties hereto shall have any further obligation or liability hereunder other than pursuant to Section 2 hereof. This Agreement shall continue in full force and effect despite any amendment or other modification of, or any consent or waiver under, the Merger Agreement; provided, however, (A) that any amendment by the parties to the Merger Agreement to (x) the Exchange Ratio or the Merger Consideration (each as defined in Section 2.1(b) of the Merger Agreement), (y) Section 5.5(a) of the Merger Agreement (including the definition of "Company Acquisition Proposal" set forth in Section 5.5(c) thereof) or (z) Article 7 of the Merger Agreement entitled "Termination; Amendment; Waiver" or (B) the waiver on or prior to the Closing Date by the Company of any material condition precedent set forth in Article 6 of the Merger Agreement, shall require the written consent of the Stockholders, failing which this Agreement may be terminated in writing by any Stockholder who has not consented to such amendment or such waiver. In any event, if the Effective Time shall not have occurred on or before the Termination Date, this Agreement may be terminated in writing by any Stockholder and it shall be of no further force or effect as to such Stockholder.

                  Section 10. Voting Agreement.

                  David Saperstein agrees that he shall enter into a voting agreement with Infinity Broadcasting Corporation at the Effective Time pursuant to which David Saperstein shall agree, subject to any applicable laws or regulations of the exchange where the Parent's securities are listed, to vote all shares of capital stock of Parent for the election of Infinity Broadcasting Corporation's designees to the Parent's Board of Directors, to the extent such designees have been nominated by Parent's Board of Directors or a committee thereof, for election at such meeting.

                  Section 11. Miscellaneous.

                  (a) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, confirmed facsimile or telex, or by first class mail (postage prepaid, return receipt requested), to the other party as follows:

                   if to Parent, to           Westwood One, Inc.
                                              9540 Washington Boulevard
                                              Culver City, California  90232
                                              Attention: Joel Hollander
                                              Facsimile: (310) 840-4059


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                   with a copy to:            Weil, Gotshal & Manges LLP
                                              767 Fifth Avenue
                                              New York, New York  10153-0119
                                              Attention: Howard Chatzinoff, Esq.
                                              Facsimile: (212) 310-8007

                   if to any Stockholder, to
                                              c/o Metro Networks, Inc.
                                              2800 Oak Post Boulevard
                                              Suite 4000
                                              Houston, Texas 77056
                                              Attention:  David I. Saperstein
                                              Facsimile: (713) 407-6049

                   with a copy to             Paul, Hastings, Janofsky &
                                               Walker, LLP
                                              399 Park Avenue
                                              New York, New York 10022
                                              Attention:  Neil A. Torpey, Esq.
                                              Facsimile: (212) 319-4090

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

                  (b) Descriptive Headings: The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  (c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  (d) Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  (e) Waiver of Jury Trial. Each party hereto waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement.

                  (f) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made, executed, delivered and performed wholly within such state and, in any case, without regard to the principles or policies of conflicts of laws of such state.


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
                  (g) Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

                  (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties hereto and the written undertaking of the assignee to be bound by the terms of this Agreement, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

                  (i) Submission to Jurisdiction; Waivers. Each of Parent and each Stockholder irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of Parent and each Stockholder hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Parent and each Stockholder hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 11(i), (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

                  (j) Specific Performance. The parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and, shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

                  (k) Expenses. Each of Parent and each Stockholder shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

                  (l) Action in Stockholder Capacity Only. No Stockholder makes any agreement or understanding herein as a director or officer of the Company or in any capacity other than as a stockholder of the Company. Each Stockholder


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signs solely in its capacity as a record holder and beneficial owner of Shares and nothing herein shall limit or affect any actions taken by a representative of such Stockholder in such representative's capacity as an officer or director of the Company.

                  (m) Obligations Several. The obligations of each Stockholder under this Agreement shall be several and not joint. No Stockholder shall have any liability, duty or obligation arising out of or resulting from any failure by any other Stockholder (or any Affiliate thereof) to comply with the terms and conditions of this Agreement.

                         [SIGNATURES BEGIN ON NEXT PAGE]





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             SIGNATURE PAGE TO COMPANY STOCKHOLDER VOTING AGREEMENT

         IN WITNESS WHEREOF, the parties have duly executed this Company Stockholder Voting Agreement as of the date first above written.



                                          WESTWOOD ONE, INC.

                                          By: /s/ Farid Suleman
                                              ---------------------------------
                                              Name: Farid Suleman
                                              Title: Executive Vice President,
                                                     Chief Financial Officer
                                                     and Secretary


                                          /s/  David I. Saperstein
                                          -------------------------------------
                                          DAVID I. SAPERSTEIN



                                          /s/ Charles I. Bortnick
                                          -------------------------------------
                                          CHARLES I. BORTNICK



                                          /s/ Shane E. Coppola
                                          -------------------------------------
                                          SHANE E. COPPOLA

                                   Schedule I

                            Ownership of Voting Stock


Name and Address           Class and Series       Number of Shares        Number of
of Stockholder             of Voting Stock        Owned                   Votes per Share
--------------             ---------------        -----                   ---------------
David I. Saperstein        Common Stock           7,615,610                     1

                           Series A
                           Convertible
                           Preferred Stock        2,549,750                     1

Charles I. Bortnick        Common Stock           0                             1

Shane E. Coppola           Common Stock           1,000                         1


                                   Schedule II

                                 Liens on Shares



1. Share certificates nos. 1 (1,387,064 shares of Series A Convertible Preferred Stock), 2 (1,122,686 shares of Series A Convertible Preferred Stock) and 11 (1,050,750 shares of common stock) are pledged under the stock loan agreements between David Saperstein and the Company or David Saperstein and certain trusts for the benefit of his children.

2. 350,000 shares of common stock held by Goldman Sachs & Co. are pledged to secure a loan of $5,000,000 made by Goldman Sachs & Co. to an entity controlled by Mr. Saperstein.